Exhibit 10.3

Amendment to the Selective Insurance Group, Inc.

2005 Omnibus Stock Plan (the "Stock Plan")

The Stock Plan is amended by deleting the existing Section 9(h) thereof in its entirety and replacing such section with a new Section 9(h), as follows:

9.	Restricted Stock.
(h)

Effect of Termination of Employment (or Provision of Services).  Unless otherwise provided by the Committee, upon the termination of a Participant's employment (or upon cessation of such Participant's service to the Company) for any reason other than death, disability or Retirement (as defined in the Participant's Agreement), any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company.  In the event of a forfeiture of shares pursuant to this Section 9(h), the Company shall repay to the Participant (or the Participant's estate) any amount paid by the Participant for such shares.  In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.  In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate on account of the death, disability or, Retirement (as defined in the Participant's Agreement) of the Participant:

(i)

all shares of Company Stock subject to restrictions on transferability, the vesting of which is not subject to the achievement of Performance Goals, shall no longer be subject to any restrictions on transferability and shall be delivered to the Participant or his executor, administrator, personal representative, heirs or beneficiaries, as the case may be, as provided in Section 9(g) hereof; and

(ii)

all shares of Company Stock subject to restrictions on transferability, the vesting of which is subject to the achievement of Performance Goals, shall continue to be subject to such restrictions on transferability and shall only be delivered upon the satisfaction of all restrictions and conditions on vesting of such Company Stock contained in the Participant Agreement evidencing the award of such Company Stock.  Any and all shares which fail to become vested pursuant to the terms of the Participant Agreement evidencing the award of such Company Stock, shall be forfeited by the Participant (or the Participant's estate) and transferred to, and reacquired by, the Company as described in the first paragraph of Section 9(h) above.